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                                                                EXHIBIT 10.1
[SANWA BANK LOGO]

                              1997 CREDIT AGREEMENT

                                  (MOTOR CARGO)

        This 1997 CREDIT AGREEMENT (the "Agreement") is made and entered into this 30th day of September, 1997, by and between SANWA BANK CALIFORNIA, a California corporation (the "Bank"), and MOTOR CARGO, a Utah corporation (the "Borrower").

                                    RECITALS

        A. On or about June 19, 1996, the Borrower made, executed and delivered to the Bank that certain 1996 CREDIT AGREEMENT (the "1996 Agreement") pursuant to which the Bank agree to make Advances and issue Letters of Credit under a Line of Credit and to Term Advances under a Term Loan (as those terms are defined in the 1996 Agreement).

        B. On or about September 16, 1993 the Borrower made, executed and delivered a PROMISSORY NOTE, in the original principal amount of $1,061,666.86 (the "1993 Note"). The current unpaid principal balance outstanding under the 1993 Note is $522,421.31.

        C. On or about March 30, 1995 the Borrower made, executed and delivered a Term Loan Agreement which provided for a term loan in the principal amount of $848,437.50 (the "1995 Agreement"). The current unpaid principal balance outstanding under the 1995 Agreement is $545,424.

        D. The Bank and the Borrower desire to restate the terms and amounts of the credit extended pursuant to the 1996 Agreement and to make the 1993 Note and the 1995 Agreement subject to the terms of this Agreement but without modifying the time or manner of payment.

NOW, THEREFORE, the parties hereto agree as follows:

                                    AGREEMENT

1.  DEFINITIONS

        1.1. DEFINITIONS. The following terms, as used in this Agreement, shall have the following meanings:

                "Advance" shall mean an Advance under the Line of Credit made pursuant to Section 2.1.

                "Business Day" shall mean a day other than a Saturday or Sunday on which the Bank is open for business in Los Angeles, California.

                "Collateral" shall mean the property described in Section 6.1, together with any other personal property in which the Bank may be granted a lien or security interest to secure payment of the Obligations (subject to Permitted Liens).

                "Debt" means all Indebtedness of the Borrower less Subordinated Debt.


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                "Default Interest Rate" means a rate per annum equal to the
        Reference Rate plus three percent (3.0%).

                "Drawing" shall mean the presentation of a draft(s) together with any accompanying documents by a beneficiary under a Letter of Credit to seeking payment under such Letter of Credit.

                "Effective Tangible Net Worth" means the Borrower's stated net worth plus Subordinated Debt but less (a) all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items including, but not limited to trade notes receivable, loans to officers and employees, and loans due from related or affiliated companies) and (b) loans made to UTE, Inc. and Motor Cargo Industries.

               "Equipment" means that property described in Section 6.1(f).

               "Equipment Term Advance" has the meaning given in Section 4.4.

                "Event of Default" means each of those events described in Subsection 11.1, which have not been waived by the Bank in writing, after giving of any required notice and expiration of any applicable grace period expressly provided therein.

                "Fixed Rate" shall mean, with respect to any Fixed Rate Advance or Fixed Rate Term Advance, the rate which is quoted and offered by the Bank and accepted by the Borrower.

                "Fixed Rate Advance" shall mean an Advance of not less than $500,000.00 and in $100,000.00 increments thereafter which Borrower has elected accrue interest at a Fixed Rate pursuant to Section 2.3.

                "Fixed Rate Term Advance" means a Term Advance accruing interest at the Fixed Rate.

                "Funding Period" means that period from the date of this Agreement to and including December 31, 1997.

                "GAAP" shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

                "Guarantor" means each of Motor Cargo Industries, Inc., a Utah corporation, and M.C. Leasing Inc., a Utah corporation.

                "Indebtedness" shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss.


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                "Interest Period" means, with respect to a Fixed Rate Advance and a Fixed Rate Term Advance, the period of time commencing on the Business Day the Fixed Rate Advance or Fixed Rate Term Advance is made or on the Business Day on which an Advance or Term Advance is converted to or continued as a Fixed Rate Advance or Fixed Rate Term Advance and ending on a Business Day not less than 30 days thereafter which is offered by Bank and selected by Borrower during which Borrower has elected an Advance or Term Advance accrue interest at a Fixed Rate provided that:

                        (i) no Interest Period shall expire on a date which is
                after the Expiration Date,

                        (ii) if any Interest Period would otherwise end on a day
                which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day and

                        (iii) any Interest Period that begins on the last
                Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

                "Inventory" means that property described in Section 6.1(b),

                "Letter of Credit" shall mean a standby letter of credit issued by Bank pursuant to Section 3.

                "Letter of Credit Obligations" shall mean, at any time, the aggregate obligations of the Borrower then outstanding, or which may thereafter arise in respect of Letters of Credit then issued by Bank, to reimburse the amount paid by the Bank with respect to a past, present or future Drawing under Letters of Credit.

                "Line of Credit" shall mean the credit facility described in
        Section 2.

                "Lost Opportunity Rate" shall mean, for any prepayment of a Fixed Rate Advance or Fixed Rate Term Advance, the amount, expressed as an interest rate, by which (a) the rate, determined by Bank, at which the Bank could have issued a certificate of deposit in an amount approximately equal to the Fixed Rate Advance or Fixed Rate Term Advance being prepaid and for a term approximately equal to the Interest Period for such Advance as of the date such Advance was made, exceeds (b) as of the respective Prepayment Date, the rate determined by Bank, at which the Bank could issue a certificate of deposit approximately equal in amount to the respective amount prepaid for a term approximately equal to the respective Prepayment Term, provided that such rate shall not be less than the rate at which U.S. Treasury Notes are offered for purchase at 10:00 a.m., Los Angeles time, as quoted on Telerate, page 5 or such other, similar quotation source as of any relevant Prepayment Date for a period approximately equal to the Prepayment Term; each of (a) and (b) adjusted for all applicable assessments and reserve requirements.

                "New Term Advances" means the aggregate amount of Term Advances made between the date of this Agreement and the last day of the Funding Period.

                "Offering" means a public offering of securities by Motor Cargo Industries, Inc., completed on or before December 31, 1997, and complying with all applicable securities laws.


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                "Obligations" shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to the unpaid principal amount of Advances.

                "Ordinary Course of Business" means, in respect of any transaction involving the Borrower, the ordinary course of the Borrower's business, as conducted by the Borrower in accordance with past practice and undertaken by the Borrower in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

                "Permitted Dividend" means a non-stock dividend payable either
        (a) if the Offering is timely completed or (b) a one time non-stock dividend if the Offering is not timely completed; provided, however, that in such latter case, the amount of the dividend shall not exceed the amount of the tax liability of the former partners of UTE Trucking and Leasing, LLC attributable to their contribution of their equity interests in such company to Motor Cargo Industries, Inc.


               "Permitted Liens" shall mean:

                        (i) liens and security interests securing indebtedness
                owed by the Borrower to the Bank;

                        (ii) liens for taxes, assessments or similar charges
                either not yet due or being contested in good faith;

                        (iii) liens of materialmen, mechanics, warehousemen, or
                carriers or other like liens arising in the Ordinary Course of Business and securing obligations which are not yet delinquent;

                        (iv) purchase money liens or purchase money security
                interests upon or in any real or personal property (including, without limitation, truck terminals acquired after the date of this Agreement) acquired or held by the Borrower in the Ordinary Course of Business to secure Indebtedness outstanding on the date hereof or incurred hereafter to the extent not prohibited under Section 10;

                        (v) liens on equipment leased by the Borrower to the
                extent rents payable in connection therewith are not prohibited under Section 10; and

                        (vi) liens and security interests which, as of the date
                hereof, have been disclosed to and approved by the Bank in writing or which may hereafter be approved by the Bank in writing.

                "Prepayment" shall mean any principal payment made with respect to a Fixed Rate Advance or Fixed Rate Term Advance on other than the last day of the relevant Interest Period.

                "Prepayment Date" shall mean the date of the respective Prepayment.

                "Prepayment Fee" shall mean the fee described in Section 5.

                "Prepayment Term" shall mean, as of the Prepayment Date, the number of years (or fraction thereof) from the Prepayment Date to the last day of the Interest Period applicable to the Fixed Rate Advance or Fixed Rate Term Advance being prepaid.

                        1997 CREDIT AGREEMENT -- Page 4


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                "Reference Rate" shall mean an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such rate.

                "Revolving Credit Limit" means FIVE MILLION DOLLARS
        ($5,000,000).

                "Revolving Expiration Date" means May 31, 1999 or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 11.2, whichever shall occur first.

                "Term Advance" means an advance made pursuant to Section 4.1.

                "Term Credit Limit" means:

                      (a) during the Funding Period, the lesser of

                                (1) $12,703,202 to September 31, 1997,
                        $12,067,254 from September 31 1997 to December 31, 1997,
                        or

                                (2) The sum of (A) $9,703,254 through September
                        31, 1997 and $9,067,508 from September 31, 1997 through
                        December 31, 1997, plus (B) 100% of the cost of the Equipment purchased with the proceeds of Term Advances made after the date of this Agreement; and

                        (b) after the Funding Period, the principal balance
                outstanding under this Agreement as of the close of business on the last day of the Funding Period, reducing:

                                (1) on March 31, 1997 and on the last day of
                        each calendar quarter thereafter through and including December 31, 2000, $636,230 plus 5% of gross amount of New Term Advances,

                                (2) on March 31, 2001 and on the last day of
                        each calendar quarter thereafter through and including December 31, 2001, $199,008 plus 5% of gross amount of New Term Advances, and

                                (3) on March 31, 2002 and on the last day of
                        each calendar quarter thereafter through and including September 31, 2002 plus 5% of gross amount of New Term Advances.

                "Term Expiration Date" means December 31, 2002 or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 11.2, whichever shall occur first.

               "Term Loan" means the loan described in Section 4.

               "Variable Rate" means the Reference Rate.

                "Variable Rate Advance" shall mean an Advance accruing interest at the Variable Rate.

                "Variable Rate Term Advance" means a Term Advance accruing interest at the Variable Rate.

                "Working Capital Term Advance" has the meaning given in Section 4.5.


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        1.2. ACCOUNTING TERMS. All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with GAAP consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

        1.3. OTHER TERMS. Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code. .


2.  REVOLVING LINE OF CREDIT

        2.1. PURPOSE/LIMIT. Subject to the terms and conditions herein, the Bank agrees to make loans and advances (each an "Advance") to the Borrower, upon the Borrower's request therefor made prior to the Revolving Expiration Date (the "Line of Credit") provided that the aggregate amount of such Advances outstanding at any time plus the then outstanding Letter of Credit Obligations shall not exceed the Revolving Credit Limit. Any sums repaid under the Line of Credit may be reborrowed prior to the Revolving Expiration Date.

        2.2.   PURPOSE.  Advances shall be used for working capital purposes.

        2.3. INTEREST. At Borrower's option, interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the Variable Rate (each Advance so made a "Variable Rate Advance") or the applicable Fixed Rate (each Advance so made a "Fixed Rate Advance").

        EACH FIXED RATE ADVANCE IS SUBJECT TO THE PREPAYMENT PROHIBITIONS
               AND PREPAYMENT FEES ENUMERATED IN SECTION 5 BELOW.

                (a) NOTICE OF BORROWING. Upon telephonic notice which shall be received by the Bank at or before 10:00 a.m. (California time) on a Business Day, the Borrower may request an Advance by requesting:

                        (1) A Variable Rate Advance. A Variable Rate Advance may
                be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 10:00 a.m. on the day such Advance is requested to be made, such Variable Rate Advance may be made, at the Bank's option, on the next Business Day.

                        (2) A Fixed Rate Advance. The Borrower may elect that an
                Advance be made as a Fixed Rate Advance by requesting the Bank to provide a quote as to the rate which would apply for a designated Interest Period (the "Fixed Rate") and, concurrently with receiving such quote, give the Bank irrevocable notice of the Borrower's acceptance of the rate quoted provided such notice shall be given to the Bank not more than two (2) Business Days prior to but not later than 10:00 a.m. (California time) on the day (which shall be a Business Day) on which the Borrower requests such Fixed Rate Advance to be made.

                (b) NOTICE OF ELECTION TO ADJUST INTEREST RATE. Upon written notice to the Bank, the Borrower may elect:

                        (1) Conversion of a Variable Rate Advance. That interest
                on a Variable Rate Advance be adjusted to accrue at the Fixed Rate by requesting the Bank to provide a quote as to the rate which would apply for a designated Interest Period (the "Fixed Rate") and, concurrently with receiving such quote, give the Bank irrevocable notice of the Borrower's acceptance of the rate quoted provided such notice shall be given to the Bank not more than two (2) Business Days prior to but not later than 10:00 a.m. (California time)


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                on the day (which shall be a Business Day) on which the Borrower requests such Variable Rate Advance be converted to a Fixed Rate Advance.

                        (2) Conversion or Continuation of a Fixed Rate Advance.
                That interest on a Fixed Rate Advance, effective on the last day of the current Interest Period pertaining to such Fixed Rate Advance, (i) continue to accrue at a Fixed Rate by requesting the Bank to provide a quote as to the Fixed Rate which would apply for a designated Interest Period and, concurrently with receiving such quote, give the Bank irrevocable notice of the Borrower's acceptance of the rate quoted provided such notice shall be given to the Bank not more than two (2) Business Days prior to but not later than 10:00 a.m. (California time) on the last day of the then expiring Interest Period, (ii) be adjusted to commence to accrue at the Variable Rate. If the Bank shall not have received notice as prescribed herein of the Borrower's election that interest on any Fixed Rate Advance shall continue to accrue at the Fixed Rate, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the Interest Period pertaining to such Fixed Rate Advance.

                (c) CONFIRMATION. Bank may, at its option, confirm in writing the terms of any Fixed Rate Advance which confirmation shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 5 days after the Borrower's receipt of any such confirmation which it deems to be incorrect.

                (d) CALCULATION OF INTEREST. Interest at the Variable Rate shall be adjusted concurrently with any change in the Reference Rate. Interest at both the Variable Rate and the Fixed Rate shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

                (e) PAYMENT OF INTEREST. The Borrower hereby promises and agrees to pay interest, with respect to both Variable Rate Advances and Fixed Rate Advances, on the last day of each month commencing on the first such day to occur after the date of this Agreement. If interest is not paid as it becomes due, it may be added to, become and be treated as a part of the principal, and shall thereafter bear like interest.

        2.4. PRINCIPAL. Unless sooner due in accordance with the terms of this Agreement, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding on the Revolving Expiration Date, together with all accrued and unpaid interest thereon.

        2.5. EXPIRATION OF LINE OF CREDIT. Unless earlier terminated in accordance with the terms of this Agreement, the Bank's commitment to make Advances to the Borrower hereunder shall automatically expire on the Revolving Expiration Date and the Bank shall not be obligated to make any further Advance thereafter.

        2.6. LATE FEE. If any payment of interest or any portion thereof, is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

        2.7. DISBURSEMENT OF PROCEEDS FROM ADVANCES. Any Advance made hereunder shall be conclusively presumed to have been made to and for the Borrower's benefit when the proceeds of such Advance are disbursed in accordance with the Borrower's instructions or deposited into a checking account of the Borrower maintained at the Bank.

        2.8. LINE ACCOUNT. The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with each and the Line of Credit (the "Line Account"). The Bank shall provide the Borrower with a monthly statement of the Borrower's Line Account, which statement shall be considered to be


                        1997 CREDIT AGREEMENT -- Page 7


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correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.


3.  LETTERS OF CREDIT

        3.1. ISSUANCE OF CREDITS. The Bank hereby agrees to issue Letters of Credit for and on behalf of Borrower for the purpose of (a) supporting the Borrower's workman's compensation self-insurance program, and (b) bonding and liability insurance, provided that the aggregate amount of Advances outstanding at any time plus the then outstanding Letter of credit Obligations shall not exceed the Revolving Credit Limit. .


        3.2.   LETTER OF CREDIT GENERAL CONDITIONS.

               (a) As a condition precedent to Bank's obligation to issue any Letter of Credit hereunder, the Borrower shall pay to the Bank an issuance fees for each Letter of Credit equal to one and one-quarter percent (1.25%) per annum and shall promptly pay, upon request, such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.

               (b) The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Revolving Expiration Date and no Letter of Credit shall expire, and no draft under a Letter of Credit shall be payable on a date which is after the Revolving Expiration Date.

               (c) Each Letter of Credit shall be in form and substance satisfactory to the Bank and shall be in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

               (d) Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank the Bank's standard form of application for issuance of a standby letter of credit with proper insertions, duly executed by Borrower.

        3.3. DRAWINGS: Upon receipt from any beneficiary under a Letter of Credit of a demand for payment under such Letter of Credit (each a "Drawing"), the Bank shall promptly notify the Borrower. Each Drawing shall be payable in full by the Borrower on the date thereof, without demand or notice of any kind. If the Borrower desires to repay a Drawing from the proceeds of an Advance, the Borrower may request an Advance in accordance with the terms and conditions of this Agreement and, if disbursed on the date of such Drawing, shall be applied in payment of such obligation by the Borrower. If any Drawing shall not be paid when due in accordance with the terms of this Agreement, the Borrower shall reimburse the Bank for each Drawing together with interest thereon until paid at the Default Interest Rate. The obligation of the Borrower to reimburse the Bank for Drawings shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Bank (except such as may arise out of the Bank's gross negligence or willful misconduct) or any other person, including, without limitation, and set-off, counterclaim or defense based upon or arising out of:

                (a) any lack of validity or enforceability of this Agreement or any of the other Loan Docuents;

                        1997 CREDIT AGREEMENT -- Page 8

                (b) any amendment or waiver of or consent to departure from the terms of any Letter of Credit;

                (c) the existence of any claim, set-off, defense or other right which the Borrower or any other person may have at any time against any beneficiary or any transferee of any Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting); or

                (d) any allegation that any demand, statement or any other document presented under any Letter of Credit is forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever or any variations in punctuation, capitalization, spelling or format of the drafts or any statements presented in connection with any Drawing. .


        3.4. RELEASE OF DOCUMENTS. The Bank shall not be obligated to release any documents accompanying a Drawing under a Letter of Credit until such time as the Borrower has paid the full amount of such Drawing. No past or future custom or practice of releasing documents prior to receiving such payment shall operate as a waiver of the Bank's right under this Section.


4.  TERM LOAN

        4.1. PURPOSE/LIMIT. The Bank agrees to make term advances (each a "Term Advance") to the Borrower, upon the Borrower's request therefor made during the Funding Period (the "Term Loan") provided that the aggregate amount of such Term Advances outstanding at any time shall not exceed the Term Credit Limit. Any sums repaid under the Term Loan may be reborrowed during the Funding Period only as provided in Section 4.4.

        4.2. PURPOSE. Term Advances shall be used (a) to finance the purchase of Equipment and for working capital purposes and (b) to reimburse the Borrower for Equipment purchased by the Borrower within four (4) months prior to the date of this Agreement.

        4.3. REIMBURSEMENTS. With respect to Term Advances made for purposes described in Section 4.2(b), the Borrower shall submit to the Bank with a schedule of Equipment purchased together with copies of invoices and/or bills of sale evidencing the purchase and indicating the purchase price of each item and the item's description (including, as applicable, motor number, vehicle identification number, etc.). The Borrower shall grant the Bank a security interest in each item of Equipment for which the Borrower is receiving reimbursement. The proceeds of any such Term Advance shall be credited to the Borrower's demand deposit account.

        4.4. ACQUISITION TERM ADVANCES. Advances made for purposes described in
Section 4.2(a) shall be made according to the following procedures:

               (a) The Borrower shall submit to the Bank an original Request for Term Advance (each an "Term Advance Request") in the form attached as Exhibit "A", completed and executed by the Borrower, together with copies of invoices and/or bills of sale evidencing the purchase of Equipment and indicating the purchase price of each item and the item's description (including, as applicable, motor number, vehicle identification number, etc.).

               (b) The Borrower shall grant the Bank a security interest in each item of Equipment being purchased with the proceeds of a Term Advance, which security interest shall be a purchase money security interest.

               (c) The Borrower shall provide the Bank with evidence satisfactory to the Bank that the Bank's security interest in each item of Equipment is, or before the Borrower receives possession of such item, will be, perfected.


                         1997 CREDIT AGREEMENT -- Page 9


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                (d) The proceeds of each Term Advance shall, unless otherwise agreed by the Bank, be paid directly to the seller of the Equipment being acquired.

        4.5. INTEREST. At Borrower's option, interest shall accrue from the date of each Term Advance at a variable rate per annum equivalent to the Variable Rate (each Term Advance so made a "Variable Rate Term Advance") or the applicable Fixed Rate (each Advance so made a "Fixed Rate Term Advance").

            EACH FIXED RATE TERM ADVANCE IS SUBJECT TO THE PREPAYMENT PROHIBITIONS AND PREPAYMENT FEES ENUMERATED IN SECTION 5 BELOW.

                (a) NOTICE OF BORROWING. Subject to Section 4.3 during the Funding Period, upon telephonic notice which shall be received by the Bank at or before 10:00 a.m. (California time) on a Business Day, the Borrower may request a Term Advance by requesting:

                        (1) A Variable Rate Term Advance. A Variable Rate Term
                Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 10:00 a.m. on the day such Advance is requested to be made, such Variable Rate Term Advance may be made, at the Bank's option, on the next Business Day.

                        (2) A Fixed Rate Term Advance. The Borrower may elect
                that an Advance be made as a Fixed Rate Term Advance by requesting the Bank to provide a quote as to the rate which would apply for a designated Interest Period (the "Fixed Rate") and, concurrently with receiving such quote, give the Bank irrevocable notice of the Borrower's acceptance of the rate quoted provided such notice shall be given to the Bank not more than two (2) Business Days prior to but not later than 10:00 a.m. (California time) on the day (which shall be a Business
                Day) on which the Borrower requests such Fixed Rate Advance to be made.

                (b) NOTICE OF ELECTION TO ADJUST INTEREST RATE. Upon written notice to the Bank, the Borrower may elect:

                        (1) Conversion of a Variable Rate Term Advance. That
                interest on a Variable Rate Term Advance be adjusted to accrue at the Fixed Rate by requesting the Bank to provide a quote as to the rate which would apply for a designated Interest Period (the "Fixed Rate") and, concurrently with receiving such quote, give the Bank irrevocable notice of the Borrower's acceptance of the rate quoted provided such notice shall be given to the Bank not more than two (2) Business Days prior to but not later than 10:00 a.m. (California time) on the day (which shall be a Business Day) on which the Borrower requests such Variable Rate Term Advance be converted to a Fixed Rate Term Advance.

                        (2) Conversion or Continuation of a Fixed Rate Term
                Advance. That interest on a Fixed Rate Term Advance, effective on the last day of the current Interest Period pertaining to such Fixed Rate Term Advance, (i) continue to accrue at a Fixed Rate by requesting the Bank to provide a quote as to the Fixed Rate which would apply for a designated Interest Period and, concurrently with receiving such quote, give the Bank irrevocable notice of the Borrower's acceptance of the rate quoted provided such notice shall be given to the Bank not more than two (2) Business Days prior to but not later than 10:00 a.m. (California time) on the last day of the then expiring Interest Period, (ii) be adjusted to commence to accrue at the Variable Rate. If the Bank shall not have received notice as prescribed herein of the Borrower's election that interest on any Fixed Rate Term Advance shall continue to accrue at the Fixed Rate, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the Interest Period pertaining to such Fixed Rate Term Advance.


                        1997 CREDIT AGREEMENT -- Page 10

               (c) CONFIRMATION. Bank may, at its option, confirm in writing the terms of any Fixed Rate Term Advance which confirmation shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 5 days after the Borrower's receipt of any such confirmation which it deems to be incorrect.

               (d) CALCULATION OF INTEREST. Interest at the Variable Rate shall be adjusted concurrently with any change in the Reference Rate. Interest at both the Variable Rate and the Fixed Rate shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

               (e) PAYMENT OF INTEREST. The Borrower hereby promises and agrees to pay interest, with respect to both Variable Term Advances and Fixed Rate Term Advances, on the last day of each month commencing on the first such day to occur after the date of this Agreement. If interest is not paid as it becomes due, it may be added to, become and be treated as a part of the principal, and shall thereafter bear like interest.

        4.6. PRINCIPAL. Unless sooner due in accordance with the terms of this Agreement, the Borrower hereby promises and agrees to pay to the Bank as of the last day of each calendar quarter such amounts as are necessary such that the outstanding principal balance of the Term Loan does not exceed the then applicable Term Credit Limit. To the extent any such payment is required to be applied against a Fixed Rate Term Advance, such payment shall be subject to
Section 5 below. On the Term Expiration Date, the then remaining principal balance of the Term Loan and all accrued and unpaid interest shall be due and payable.

        4.7. FUNDING. Unless earlier terminated in accordance with the terms of this Agreement, the Bank's commitment to make Term Advances to the Borrower hereunder shall automatically expire on the last day f the Funding Period and the Bank shall not be obligated to make any further Term Advance thereafter.

        4.8. LATE FEE. If any payment of interest or principal, or any portion thereof, is not paid within ten (10) calendar days after it is due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

        4.9. TERM ACCOUNT. The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Term Advance and such other debits and credits as shall be appropriate in connection with each (the "Term Account"). The Bank shall provide the Borrower with a monthly statement of the Borrower's Term Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.


5.  PREPAYMENT; INDEMNITY

        5.1. PROHIBITION AGAINST PREPAYMENT. Notwithstanding anything to the contrary in this Agreement, no prepayment shall be made on any Fixed Rate Advance or Fixed Rate Term Advance except by reason of conversion pursuant to
Section 5.4, by reason of a required reduction in the aggregate principal amount of Term Advances pursuant to Section 4.7, or by reason of acceleration pursuant to Section 11.2 hereof.

        5.2. PREPAYMENT FEE. Bank expects to incur or will incur certain financial obligations in order to offer Borrower Fixed Rate Advances and Fixed Rate Term Advances. In the event Borrower is required to prepay a Fixed Rate Advance or Fixed Rate Term Advance before the end of the applicable Interest Period, the Bank may incur certain costs and expenses which are a direct result of Borrower's Prepayment(s). Such expenses would be difficult and costly to determine at the time of occurrence. The parties agree that the prepayment fees (each a "Prepayment Fee") described herein are reasonably approximate to the Bank's actual damages as they can best be determined as of the date hereof.

                        1997 CREDIT AGREEMENT -- Page 11

               (a) PREPAYMENT FEE. In the event Borrower is required to prepay all or a portion of a Fixed Rate Advance or a Fixed Rate Term Advance, the Borrower shall pay Bank concurrently with any such Prepayment and as compensation for the damages Bank is reasonably expected to incur, a Prepayment Fee equal to the Lost Opportunity Rate times the Prepayment Term times the amount of the Prepayment.

               (b) UNAVAILABLE INDEX. In the event any index or rate described herein cannot be determined on any date the same is to be determined, the Bank shall make a good faith estimate such index or rate which estimate shall be binding upon the parties. Absent manifest error, all calculations made by Bank as to any index, rate or time period described herein or the amount of any Prepayment Fee shall be conclusive and binding upon all parties.

        5.3. INDEMNIFICATION FOR COSTS. During any period of time in which a Fixed Rate Advance or Fixed Rate Term Advance is outstanding, the Borrower shall, upon Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by Bank by reason of any future assessment, reserve, deposit or similar requirements or any surcharge, tax or fee imposed upon Bank or as a result of Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by Bank in quoting and determining the Fixed Rate. The Fixed Rate applicable to any Fixed Rate Advance or Fixed Rate Term Advance for any Interest Period shall be automatically adjusted during such Interest Period to reflect any change in the applicable assessment, reserve or similar requirement provided, however, that any failure or delay of the Bank to so adjust the Fixed Rate in any instance shall not be deemed a waiver of the right to adjust the Fixed Rate for the same or any later instance.

        5.4. CONVERSION FROM FIXED RATE TO REFERENCE RATE. In the event that Bank shall at any time determine that the accrual of interest on the basis of the Fixed Rate is or has become unlawful or infeasible by reason of Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Fixed Rate Advance or Fixed Rate Term Advance shall no longer be deemed to be a Fixed Rate Advance or Fixed Rate Term Advance and interest shall thereupon immediately accrue at the Variable Rate, provided, however, that in such event, the Prepayment Fee shall nonetheless be payable. .


6.  OTHER LOAN TERMS

        6.1. COLLATERAL. To secure payment and performance of all the Borrower's Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to (the "Collateral"):

                (a) all accounts, deposit accounts, accounts receivable, contract rights, chattel paper, instruments, documents, general intangibles and all rights to payment of every kind now existing or hereafter arising;

                (b) all inventory, goods held for sale or lease or to be furnished under contract of service, or goods so leased or furnished, raw materials, components parts, work in progress and other materials used or consumed in the Borrower's business, now or at any time hereafter owned or acquired by the Borrower ("Inventory") , wherever located, and all products thereof, whether in the possession of the Borrower, any warehouseman, any bailee or any other person and whether located at Borrower's places of business or elsewhere;

                (c) all warehouse and other receipts, bills of sale, bills of lading and other documents of every kind (whether or not negotiable) in which Borrower now has or at any time hereafter acquires any interest, and all additions and accessions thereto, including without limitation, all bills

                        1997 CREDIT AGREEMENT -- Page 12
        of lading concerning any other Collateral subject hereto and all warehouse and other receipts concerning any such other Collateral which is in the possession or custody of the Borrower, any bailee or any other person for any purpose.

                (d) all money and property heretofore, now or hereafter delivered to or deposited with, or otherwise coming into the possession, custody or control of the Bank, in any manner of for any purpose whatsoever during the existence if this Agreement and whether held in a general or special account or deposit for safekeeping or otherwise;

                (e) all right, title and interest of the Borrower under licenses, guarantees, warranties, management agreements, marketing or sales agreements, escrow contracts, indemnity agreements, insurance policies, service agreements, maintenance agreements and other similar contracts of every kind in which the Borrower now has or at any time hereafter shall have an interest;

                (f) all goods, tools, machinery, furnishings, furniture, equipment and fixtures of every kind now owned or hereafter acquired by the Borrower and financed with the proceeds of a Term Advance (including the Initial Term Advance) and all appliances and parts therefore, and all improvements, replacements, accessions and additions thereto, whether located on any property owned or leased by the Borrower or elsewhere, including without limitation, any of the foregoing now or at any time hereafter located at or installed on the land or in the improvements at any of the real property owned or leased by the Borrower, and all such goods after they have been severed and removed from any of said and removed from said real property ("Equipment"); and

                (g) all trademarks and trademark applications, trade names, trade secrets, business names, patents and patent applications, licenses, copyrights and copyright applications, software, registrations and franchise rights of the Borrower, and, in each case, all goodwill associated therewith, and all books, records, client lists and account information, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

together with whatever is receivable or received when any of the foregoing or the proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment, including returned premiums with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any cause of action affecting or relating to any of the foregoing (hereinafter called "Proceeds"). The Bank's security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.

        6.2. GUARANTEE. All of Borrower's Obligations and the full and timely performance by Borrower hereunder shall be unconditionally guaranteed in writing, in form and substance satisfactory to Bank (the "Guarantee"), by each Guarantor.

        6.3. NATURE AND PLACE OF PAYMENTS. All payments made on account of the Obligations shall be made without setoff or counterclaim in lawful money of the United States of America in either immediately available or next day available funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority (other than California and United States income tax payable by the Bank), and must be received by Bank by 2:00 p.m. (San Francisco time) on the day of payment, it being expressly agreed and understood that if payment is received by the Bank after 2:00 p.m. (San Francisco time), such payment will be considered to have been made been made on the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during

                        1997 CREDIT AGREEMENT -- Page 13
such extension. All payments required to be made hereunder shall be made to the office of the Bank designated for the receipt of notices in Section 12.3 or such other office as Bank shall from time to time designate.

        6.4.   OTHER AGREEMENTS.  The Borrower and the Bank agree that:

               (a) the 1996 Agreement is hereby superseded in its entirety by this Agreement and that each Advance, Letter of Credit and Term Advance outstanding or issued under the 1996 Agreement be deemed to be, respectively, an Advance, Letter of Credit or Term Advance hereunder as of the date of such Advance, Letter of credit or Term Advance was made or issued as if this Agreement were in effect as of such date;

               (b) the covenants and agreements, if any, contained in the 1993 Note and 1995 Agreement are superseded in their entirety by this Agreement, provided that interest and parincip0al shall continue to accrue and be payable as provided in the 1993 Note and 1995 Agreement, respectively. .


7.  CONDITIONS PRECEDENT

        7.1. CONDITIONS PRECEDENT TO FIRST ADVANCE. Prior to making the first Advance hereunder, the Borrower shall deliver or cause to be delivered to the Bank, in form and substance satisfactory to the Bank:

               (a) LOAN DOCUMENTS. This Agreement and all other documents, instruments and agreements required or necessary to consummate the transactions contemplated under this Agreement (collectively the "Loan Documents"), all fully executed.

               (b) EVIDENCE OF AUTHORITY. Evidence that the execution and delivery of the Loan Documents have been duly authorized by all necessary corporate action.

               (c) GUARANTEES. The Guarantees described in Sections 6.2, duly executed by each Guarantor together with such evidence that the execution and delivery of such agreements by the respective Guarantor has been duly authorized by all necessary corporate action.

               (d) MISCELLANEOUS DOCUMENTS. Such other documents and opinions as the Bank may require with respect to the transactions described in this Agreement.

        7.2. CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of the Bank to make any Advance or Term Advance hereunder is subject to the further conditions precedent that, as of the date of such Advance or Term Advance and after the making thereof:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 8 hereof and in any other document, instrument, agreement or certificate delivered to the Bank hereunder are true and correct.

               (b) EVENT OF DEFAULT. No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default as defined in Section 11.1 hereof.

               (c) SECURITY INTEREST. The Bank's security interest in the Collateral has been duly authorized, created and perfected of first priority.

        For the purposes hereof, the Borrower's acceptance of the proceeds of any Advance and the Term Loan shall be deemed to constitute the Borrower's representation and warranty that the statements set forth in this Section 7.2 above are true and correct.


                        1997 CREDIT AGREEMENT -- Page 14

        7.3. CONDITIONS PRECEDENT TO EQUIPMENT TERM ADVANCES. The obligation of the Bank to make, during the Funding Period, any Equipment Term Advance (other than the Initial Term Advance) hereunder is subject to the further conditions precedent that:

               (a) ADVANCE REQUEST. The Borrower shall have delivered to the Bank a completed and executed Advance Request together with the required accompanying documents.

               (b) PURCHASE MONEY SECURITY INTEREST. The Bank shall have be satisfied, in its sole judgment, that its security interest in the Equipment being purchased with the proceeds of such Term Advance is a purchase money security interest.


8.  REPRESENTATIONS AND WARRANTIES

        The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:


        8.1.   STATUS.  That the Borrower:

               (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of Utah;

               (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under, the Loan Documents;

               (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

               (d) is in compliance with all applicable laws and regulations; except, in each case referred to in clause (b) or clause (c), to the extent that the failure to do so could not reasonably be expected to have a material adverse effect.

        8.2. AUTHORITY. The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate, in any material respect, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

        8.3. GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

        8.4. LEGAL EFFECT. This Agreement has been duly executed and delivered on behalf of the Borrower and constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms subject to insolvency laws and equitable principles effecting creditors generally.

        8.5. PLACE OF BUSINESS. Borrower regularly does business only in the states of Utah, Montana, Texas, Wyoming, Idaho, Colorado, New Mexico, Arizona, California, Washington, Oregon and

                        1997 CREDIT AGREEMENT -- Page 15

Nevada. The Borrower will notify the Bank in writing prior to undertaking regular business operations in any other state.

        8.6. COLLATERAL. With respect to all of the Collateral, (i) the Borrower is the sole owner of the Collateral (or, in the case of after-acquired Collateral, at the time the Borrower acquires rights in the Collateral, will be the sole owner thereof); (ii) all information heretofore, herein or hereafter supplied to Bank by or on behalf of the Borrower with respect to the Collateral is accurate and complete; and (iii) except for security interests in favor of Bank, no person has (or, in the case of after-acquired Collateral, at the time the Borrower acquires rights therein, will have) any right, title, claim or interest (by way of security interest or other lien or otherwise) in, against or to the Collateral.

        8.7. PURCHASE MONEY SECURITY INTEREST. That the Bank's security interest in Equipment purchased with the proceeds of a Term Advance will be a purchase money security interest.

        8.8. FINANCIAL STATEMENTS. All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct, with respect to year end financial statements, have been or will be prepared in accordance with GAAP consistently applied, and fairly represent the Borrower's financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of any such financial statement, information or other data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition has occurred which has not been fully disclosed to the Bank in writing.

        8.9. FICTITIOUS TRADE STYLES. Borrower is not, at present, doing business under or using any trade style or fictitious name in connection with its business operations. The Borrower shall notify the Bank not less than 30 days prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

        8.10. LITIGATION. Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations or the Collateral.

        8.11. ERISA. If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

        8.12. TITLE TO ASSETS: The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

        8.13. TAXES. The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

        8.14. ENVIRONMENTAL MATTERS. The operations of the Borrower complies, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws; the Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its Ordinary Course of Business, all such Environmental Permits are in good standing, and the Borrower is in compliance with all material terms and conditions of such Environmental Permits; neither the Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Borrower

                        1997 CREDIT AGREEMENT -- Page 16
that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower. In addition, (i) the Borrower does not have any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Borrower has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.


9.  FINANCIAL CONDITION; REPORTING

        9.1. REPORTING AND CERTIFICATION REQUIREMENTS. The Borrower promises and agrees, during the term of this Agreement and until full payment of all of Borrower's Obligations hereunder, to deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

                (a) as soon as available but not later than 120 days after the end of each of the Borrower's fiscal years, the CPA audited consolidated and consolidating balance sheet of the Borrower as of the end of such fiscal year and the related statements of income, shareholders' equity and cash flows for such fiscal year, certified by the Borrower as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Borrower;

                (b) as soon as available, but not later than 30 days after the end of each of the Borrower's fiscal quarters, a copy of the balance sheet of the Borrower as of the end of such quarter and the related statements of income and cash flows for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, prepared and certified by the Borrower as being complete and correct and fairly presenting the financial position and the results of operations of the Borrower;

                (c) as soon as available but not later than 30 days after the end of each of the Borrower's fiscal quarters, an aging of receivables and payables as of the end of such quarter;

                (d) as soon as available but not later than 120 days after the end of each of Guarantor's fiscal years, a copy of such Guarantor's balance sheet as of the end of such fiscal year and the related statements of income and shareholders' equity for such fiscal year, certified by the Borrower as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the respective Guarantor;

                (e) Promptly upon the Bank's request, such other information pertaining to the Borrower or the Collateral as the Bank may reasonably request.

        9.2. FINANCIAL CONDITION. The Borrower promises and agrees, during the term of this Agreement and until full payment of all of Borrower's Obligations hereunder, the Borrower will maintain:

                (a) A minimum Effective Tangible Net Worth of at least $21,000,000 such minimum Effective Tangible New Worth to increased as of the end of each fiscal year by not less than 75% of net, after-tax income for the year then ending.

                (b) A ratio of Debt to Effective Tangible Net Worth of not more than 2.0 to 1.

                (c) As of each fiscal year end, a ratio of (i) net, after tax income plus non-cash expenditures (depreciation and amortization) for the year then ending to (ii) the current portion long term debt, and as of each June 30, a ratio of (i) net, after tax income plus non-cash expenditures (depreciation and amortization) for each of the previous four fiscal quarters to (ii) the current portion long term debt of not less than 1.50 to 1.

                (d) A net, after tax profit of not less than $1.00 at the end of each fiscal year of the Borrower.

                        1997 CREDIT AGREEMENT -- Page 17

        9.3. ACCOUNTING RECORDS: The Borrower will maintain adequate books and records in accordance with GAAP consistently applied and in a manner otherwise acceptable to the Bank, and, at any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand. In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and the Borrower's accounts payable, the cost and expenses of which shall be paid by the Borrower to the Bank upon demand.


10. OTHER COVENANTS

        The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower shall, unless the Bank otherwise consents in writing:

        10.1. PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS. Maintain and preserve its existence and all rights and privileges now enjoyed; not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

        10.2. MAINTENANCE OF INSURANCE. Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank. With respect to insurance covering Equipment (or which is reimbursed to the Borrower by the Initial Advance), such insurance (to the extent the Borrower has not "self insured" with respect to such Equipment) shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days' prior written notice to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

        10.3. LOCATION AND MAINTENANCE OF EQUIPMENT. Except as occurring in the Ordinary Course of Business, the Equipment shall at all times be in the Debtor's physical possession and shall not be held for sale or lease, shall be titled in the State of Utah (if a certificate of title is issued therefor). The Borrower shall not secrete, abandon or remove, or permit the removal of, the Equipment, or any part thereof, from the location(s) shown above or remove or permit to be removed any accessories now or hereafter placed upon the Equipment. The Borrower shall, at the Borrower's sole cost and expense, keep and maintain the Equipment in a good state of repair and shall not destroy, misuse, abuse, illegally use or be negligent in the care of the Equipment or any part thereof. The Borrower shall not remove, destroy, obliterate, change, cover, paint, deface or alter the name plates, serial numbers, labels or other distinguishing numbers or identification marks placed upon the Equipment or any part thereof by or on behalf of the manufacturer, any dealer or rebuilder thereof, or the Bank. The Borrower shall not be released from any liability to the Bank hereunder because of any injury to or loss or destruction of the Equipment. The Borrower shall allow the Bank and its representatives free access to and the right to inspect the Equipment at all times and shall comply with the terms and conditions of any leases covering the real property on which the Equipment is located and any orders, ordinances, laws, regulations or rules of any federal, state or municipal agency or authority having

                        1997 CREDIT AGREEMENT -- Page 18
jurisdiction of such real property or the conduct of the business of the persons having control or possession of the Equipment.

        10.4. EQUIPMENT SCHEDULES. Upon the Bank's request, the Borrower shall promptly provide the Bank with a complete and accurate description of the Equipment including, as applicable, the make, model, identification number and serial number of each item of Equipment. In addition, the Borrower shall immediately notify the Bank of the acquisition of any new or additional Equipment or the replacement of any existing Equipment and shall supply the Bank with a complete description of any such additional or replacement Equipment.

        10.5. INVENTORY. Borrower's Inventory is now and shall at all times hereafter be of good and merchantable quality and free from defects; is not now and shall not at any time hereafter be stored with a bailee, warehouseman or similar party without the Bank's prior written consent; shall at all times be in the Borrower's physical possession; shall not be held by any other party on consignment, sale on approval, or sale or return; and, except as occurring in the Ordinary Course of Business. The Borrower shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of inventory, the Borrower's cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, all of which records shall be available to the Bank or any representative thereof upon demand for inspection and copying thereof at any reasonable time. At any reasonable time and from time to time, the Borrower will allow Bank to, upon demand, inspect and examine inventory and to check and test the same as to quality, quantity, value and condition and the Borrower agrees to reimburse the Bank for the Bank's reasonable costs and expenses in so doing.

        10.6. PAYMENT OF OBLIGATIONS AND TAXES. Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

        10.7. LOANS: Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities and subsidiaries of the Borrower, except for (a) credit extended in the Ordinary Course of Business, (b) credit extended to UTE Trucking and Leasing, LLC., and/or Motor Cargo Industries not exceeding $3,000,000.00 in the aggregate outstanding at in time and (c) loans not exceeding, in the aggregate, $250,000

        10.8. PAYMENT OF DIVIDENDS. Not declare or pay any dividends on any class of stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock and Permitted Dividends. Borrower may declare or pay Permitted Dividends only if

        (a) on a year to date basis, as of the end of the most recent fiscal quarter to the date of such declaration and as of the end of the most recent fiscal quarter to the date of payment of such dividend,

            (i) the ratio of Borrower's current assets less the amount of the non-stock dividend to current liabilities would not be less than 1.10 to 1.0; and

            (ii) the Borrower's ratio of (1) net, after tax income plus non-cash expenditures (depreciation and amortization) for the twelve month period then ended less the amount of the non-stock dividend to (2) the current portion long term debt would not be less than 1.50 to 1; and

        (b) after giving effect to the payment of any such Permitted Dividend, the Borrower is otherwise in full compliance with all of the terms and provisions of this Agreement.

        10.9. REDEMPTION OR REPURCHASE OF STOCK: Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding in an aggregate amount exceeding twenty percent (20%) of the number of shares issued and outstanding as of the date of this Agreement.

        10.10. LIENS AND ENCUMBRANCES: Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment,

                        1997 CREDIT AGREEMENT -- Page 19
judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for (a) Permitted Liens, and (b) liens securing Indebtedness not exceeding that outstanding as of the date of this Agreement increasing by $250,000 during each of the Borrower's fiscal years.

        10.11. SELL OR TRANSFER ASSETS. Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral and any and all patents, trademarks, trade styles and trade names) except in the Ordinary Course Business and, then, only for full, fair and reasonable consideration.

        10.12. CHANGE IN NATURE OF BUSINESS. Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

        10.13. COMPENSATION OF EMPLOYEES. Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

        10.14. NOTICES.  Give prompt written notice to the Bank of:

               (a) any and all Event(s) of Default and each event or occurrence which, but for the giving of notice or the lapse of time, or both, would be an Event of Default;

               (b) any and all litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $250,000 or which materially adversely affects the Collateral taken as a whole;

               (c) any other matter which has resulted in, or might result in, a material adverse change in the Collateral or the financial condition or affairs of the Borrower; and

               (d) upon, but in no event later than 10 days after, becoming aware of (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its subsidiaries or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws, in each case where the cost of the remedial action(s) or the amount of the Environmental Claim(s) exceed, in the aggregate $250,000.

        10.15. ENVIRONMENTAL LAWS. The Borrower shall conduct its operations and keep and maintain all of its property in compliance with all Environmental Laws and, upon the written request of the Bank, the Borrower shall submit to the Bank, at the Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Subsection (d) of the immediate preceding Section.

        10.16. FURTHER ASSURANCES. Execute and deliver all instruments, and perform such acts, as the Bank may reasonably deem necessary or desirable to confirm and secure to the Bank all rights and remedies conferred upon them by this Agreement and all other documents related hereto.


11. DEFAULT

        11.1. EVENTS OF DEFAULT. Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this
Agreement:

               (a) NON-PAYMENT. The Borrower shall fail to pay any payment of principal or interest or any other sum referred to in this Agreement within 20 days of when due.

                        1997 CREDIT AGREEMENT -- Page 20

                (b) PERFORMANCE UNDER THIS AND OTHER AGREEMENTS. The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement, in any Loan Document, or in any document instrument or agreement evidencing or relating to any other Indebtedness of the Borrower to the Bank, and any such failure (exclusive of the payment of money to the Bank under this Agreement or under any other document, instrument or agreement, which failure shall constitute and be an immediate Event of Default if not paid when due or when demanded to be due) shall continue for more than 30 days after written notice from the Bank to the Borrower of the existence and character of such failure.

                (c) OTHER INDEBTEDNESS. The Borrower (i) fails to make any payment in respect of any Indebtedness having an aggregate principal amount (including underway committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000.00 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, (irrespective of whether such non-performance or non-observance shall be waived or otherwise excused by the holder or holders of such Indebtedness) under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or cash collateral in respect thereof to be demanded.

                (d) REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS. Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

                (e) INSOLVENCY. The Borrower shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee for itself or any of its properties, assets or affairs; or (vii) any receiver, custodian or trustee shall have been appointed for all or a substantial part of its properties, assets or affairs and shall not be discharged within 30 days after the date of such appointment.

                (f) EXECUTION. One or more writs of execution or attachment or any judgment lien involving in the aggregate a liability or potential liability (not fully covered by independent third party insurance) as to any single or related series of transactions, incidents or conditions, of $100,000 or more, shall be issued against a the Collateral and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

                (g) IMPAIRMENT OF COLLATERAL. There shall occur any material deterioration or impairment of all or any part of the Collateral or any decline or depreciation in the value or market price of the Collateral which causes the Collateral, in the sole and absolute judgment of the Bank, to become unacceptable as to character or value.

               (h) REVOCATION OR LIMITATION OF GUARANTY. Any Guaranty shall be revoked or limited or its enforceability or validity shall be contested by any Guarantor, by operation of law, legal proceeding or otherwise or any individual who is a Guarantor shall die, become incompetent or

                        1997 CREDIT AGREEMENT -- Page 21
        insane, or is placed under a conservatorship and a new Guarantor or substitute performance acceptable to the Bank is not provided within thirty (30) days.

               (i) SUSPENSION. The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

               (j) CHANGE IN OWNERSHIP. There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 10% of the issued and outstanding capital stock of the Borrower.

        11.2. REMEDIES ON DEFAULT. Upon the occurrence of any Event of Default, the Bank may, at its sole election, without demand and upon only such notice as may be required by law:

               (a) ACCELERATION. Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or under any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

               (b) CEASE EXTENDING CREDIT. Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

               (c) TERMINATION. Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

               (d) SEGREGATE COLLECTIONS. Require the Borrower to segregate all collections and proceeds of the Collateral so that they are capable of identification and to deliver such collections and proceeds to the Bank, in kind, without commingling, at such times and in such manner as required by the Bank.

               (e) RECORDS OF COLLATERAL. Require the Borrower to periodically deliver to the Bank records and schedules showing the status, condition and location of the Collateral and such contracts or other matters which affect the Collateral. In connection herewith, the Bank may conduct such audits or other examination of such records, including, but not limited to, verification of balances owing by any account debtor of the Borrower, as the Bank, in its sole and absolute discretion, deems necessary.

               (f)    NOTIFICATION OF ACCOUNT DEBTORS.

                      (1) Notify any or all of the Borrower's account debtors,
               buyers or transferees of the Collateral or other persons of the Bank's interest in the Collateral and the proceeds thereof and instruct such person(s) to thereafter make any payment due the Borrower directly to the Bank.

                      (2) The Borrower hereby irrevocably constitutes and
               appoints the Bank as its attorney-in-fact to (i) endorse the Borrower's name on any notes, acceptances, checks, drafts, money orders or other evidence of payment that may come into the Bank's possession; (ii) sign the Borrower's name on any invoice or bill of lading relating to any of the Collateral; (iii) notify post office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Bank may designate and take possession of and open mail addressed to the Borrower and remove therefrom proceeds of and payments on the Collateral; and (iv) demand, receive and enforce payment and give receipts, releases and satisfactions for and sue for all money payable to the Borrower. All of the preceding may be done either in the name of the Bank or in the name of the Borrower with the same force and effect as the Borrower could have done had this Security Agreement not been entered into.

                        1997 CREDIT AGREEMENT -- Page 22

               (g) COMPROMISE. Grant extensions, compromise claims and settle any account for less than the amount owing thereunder, all without notice to the Borrower or any obligor on or any Guarantor of the Indebtedness.

               (h) PROTECTION OF SECURITY INTEREST IN COLLATERAL. Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest in the Collateral. The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including reasonable and necessary attorneys' fees) incurred in connection with the foregoing.

               (i) FORECLOSURE. Apply, set off, collect or sell, only upon such demands or notices as are required by law, the whole or any part of the Collateral, in such order and manner as the Bank may elect. Any such sale may be made by way of one or more sales and may be made at a public or private sale at the Bank's place of business, at any broker's board or securities exchange, or elsewhere. Any such sale may be for cash or upon credit or for future delivery as such price as the Bank may deem to be commercially reasonable. The Bank may be the purchaser of any or all of the Collateral at any sale and shall thereafter own such Collateral in its own right, free of any claim of the Borrower or right of redemption. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of any obligor or guarantor of the Obligations and shall be immediately paid to the Bank.

               (j) APPLICATION OF PROCEEDS. All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied as follows: first, to prepayment penalties, if any; next, to the costs and expenses of collection, including court costs and reasonable attorneys' fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by the Borrower to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral will be returned or paid by the Bank to the Borrower.

               (k) NON-EXCLUSIVITY OF REMEDIES. Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise. .



12. MISCELLANEOUS PROVISIONS

        12.1. AMOUNTS PAYABLE ON DEMAND. If the Borrower fails to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower's failure to pay such amount, create an Advance in an amount equal to the amount so payable, which Advance shall thereafter bear interest as a Variable Rate Advance.

        12.2. DEFAULT INTEREST RATE. The Borrower shall pay to the Bank interest on any indebtedness or amount payable under this Agreement, from the date that such indebtedness or amount became due or was demanded to be due until paid in full, at the Default Interest Rate.

        12.3. NOTICES. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given either (a) upon actual receipt or five (5) days after

                        1997 CREDIT AGREEMENT -- Page 23
deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested; or (b) upon actual receipt if sent via reputable overnight courier. All notices shall be addressed as follows:

        If to Bank:                                  If to Borrower:
        Sanwa Bank California                        Motor Cargo
        San Francisco Commercial Banking Center      P.O. Box 2351
        444 Market Street                            Salt Lake City, Utah 84110
        San Francisco, California 94111              Attn: Lynn H. Wheeler
        Attn: Gregory M. Tallerico

or such other address as any party from time to time specify in writing to all other parties.

        12.4. RELIANCE. Each warranty, representation, covenant and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants or agreements which the Borrower shall now or hereafter give, or cause to be given, to the Bank.

        12.5. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

        12.6. ATTORNEY'S FEES. The Borrower agrees to pay or reimburse Bank within five Business Days after demand for (i) all costs and expenses incurred by Bank in connection with the development, preparation, delivery, administration and execution of any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable attorney fees and costs incurred by Bank with respect thereto; and
(ii) all costs and expenses incurred by the Bank in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any restructuring regarding the Obligations and including in any insolvency proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including attorney fees incurred by the Bank; and (iii) in the event of any action in relation to this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the Obligations, the prevailing party, in addition to all other sums to which it may be entitled, shall be entitled to reasonable attorneys' fees.

        12.7. WAIVER. Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right;

                        1997 CREDIT AGREEMENT -- Page 24
nor shall any waiver of any right or default hereunder or under any other document, instrument or agreement mentioned herein constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

        12.8. CONFLICTING PROVISIONS. To the extent that any of the terms or provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

        12.9. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the Bank's prior written consent. The Bank may sell, assign or grant participations in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower.

        12.10. AMENDMENT. This Agreement may be amended only by instrument in writing singed by the Bank and the Borrower.

        12.11. JURISDICTION. THIS AGREEMENT, ANY NOTES ISSUED HEREUNDER, AND ANY DOCUMENTS, INSTRUMENTS OR AGREEMENTS MENTIONED OR REFERRED TO HEREIN SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES, TO THE JURISDICTION OF WHOSE COURTS THE PARTIES HEREBY SUBMIT.

        12.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts and each set of counterparts signed by all the parties shall constitute one original.

        12.13. SEVERABILITY. If any provision of this Agreement shall be unenforceable for any reason, then the remaining provisions of this Agreement shall be enforced without regard to such provision.

        12.14. HEADINGS. The headings set forth herein are solely for the purpose of identification and have no legal significance.

        12.15. ENTIRE AGREEMENT. This Agreement and the Loan Documents shall constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties or pertaining to the transactions contemplated hereunder that are not incorporated or referenced in this Agreement or the Loan Documents are superseded hereby.

        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first hereinabove written.


SANWA BANK CALIFORNIA                       MOTOR CARGO
                                            a Utah corporation

By:______________________________________   By:________________________________________
    Gregory M. Tallerico, Vice President       Lynn H. Wheeler, Vice President, Finance

                        1997 CREDIT AGREEMENT -- Page 25

                                   EXHIBIT "A"

                           REQUEST FOR A TERM ADVANCE


Reference is made to that certain 1997 Credit Agreement dated as of September ______, 1997 (the "Agreement") among SANWA BANK CALIFORNIA ("Bank") and MOTOR CARGO (the "Borrower"). Capitalized terms used herein and not defined herein shall have the meaning given such terms in the Agreement.

Pursuant to Section 4 of the Agreement the Borrower hereby requests the Bank create a Term Advance in the amount of $_____________________________________.
Such Term Advance is for the purchase of the equipment described as follows:

======================================================================================================
         Manufacturer                Year & Model          Manufacturer's          United States
                                                             Serial No.             Registry No.
======================================================================================================
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

The Borrower hereby grants the Bank a security interest in each of the foregoing.

The Bank is to directed to pay the proceeds of the Term Advance to the seller of the equipment as follows (check only one):

[ ] By cashier's check to:

--------------------------------------------------------------------------------

[ ] By wire transfer to:

--------------------------------------------------------------------------------
(wire transfer instruction attached)

Attached are (check as applicable):

        [ ] UCC-1 Financing Statement describing the Equipment suitable for filing in each state where the Equipment is to be located.

        [x]    Copies of purchase invoices.

        [ ] Evidence that the Bank will be shown as lienholder on each certificate of title.


                                                     MOTOR CARGO

         Dated: __________________   By:  ______________________________________


                                     ___________________________________________
                                                    (name/title)

                        1997 CREDIT AGREEMENT -- Page 26